Exhibit 99.3

ENPATH MEDICAL, #11023921

Enpath Medical 4th Quarter 2004 Earnings Call

February 23, 2005, 2:30 p.m. ET

Chairperson:  Jim Hartman

Operator:

Good afternoon, ladies and gentlemen, and welcome to the Enpath fourth quarter and 2004 financial results teleconference.  At this time, all participants are in a listen-only mode.  Following today’s presentation, instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference, please press the star, followed by the zero.

As a reminder this conference is being recorded today, Wednesday, February 23, 2005.  I would now like to turn the conference over to Mr. Jim Hartman, Chairman, and CEO of Enpath Medical.  Please go ahead.

Jim Hartman:

Thank you.  Welcome to the Enpath Medical Fourth Quarter 2004 conference call.  Thank you for joining us today.  I am Jim Hartman, Chairman and Chief Executive Officer of Enpath Medical.  My comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today.  You should read our press release issued this morning and our SEC filings, specifically our 2003 annual report on Form 10-K, filed in March 2004, and our subsequent Forms 10-Q and Forms 8-K for a listing of some of the factors that could cause results to differ materially.

This is the completion of our first year as Enpath Medical and as the merged business of the former Medamicus, Inc. and Biomec Cardiovascular, Inc. that occurred on October 23, 2003.  Joining me on the call today is Mark Kraus, our Senior Vice President and Chief Technology Officer, and Jim Mellor, Senior Vice President of Sales and Marketing.

During my remarks today I will highlight and expand on certain aspects of our 2004 and fourth quarter financial results that were outlined in our press released issued this morning.  Jim, Mark and I will then provide our outlook and guidance for the remainder of the year.  At the conclusion of our remarks, we will be available to answer questions.

I want to preface my comments on our fourth quarter and 2004 results by calling attention to the fact that we have combined the results of the Biomec business or Lead Technologies with those of our existing Delivery Systems operations beginning October 23, 2003.  Therefore, the fourth quarter results for 2003 reflect results from October 23 to the end of the year.  As I refer to our two businesses, I will use the name Delivery Systems operation to indicate the former Medamicus, and the Lead Technologies operation to refer to the Biomec Cardiovascular organization.

Fourth quarter revenues were $7.8 million, compared to $6.6 million in the fourth quarter of 2003, a 20 percent increase.  Sales at the Delivery Systems division increased approximately $1.9 million to nearly $5.9 million in the fourth quarter, or nearly 47 percent when compared to the previous year.  This was the largest sales quarter in the Division’s history.

Sales of our core introducer product line increased 56 percent, from $2.8 million to $4.4 million, reflecting growth in sales from several of our largest customers.  We anticipate sales of Delivery Systems products will be lower in the first quarter of 2005 due to seasonal order patterns by two of our larger customers.

2004 sales at the Delivery Systems division totaled $20.9 million, a 23 percent increase over 2003.  Sales of introducer products totaled $16.5 million, a 32 percent increase over 2003, while our remaining product categories were similar or slightly down compared to 2003.

FlowGuard introducers in the dialysis market have been very favorably received and several of our introducer customers in this market are now incorporating the FlowGuard into their procedural kits.  Although adoption in the pacing market has been somewhat slower than hoped, we believe a number of promotional activities in the upcoming months will heighten awareness of the safety benefits of the FlowGuard product.

Sales at our Lead Technologies division declined during the fourth quarter, from over $3 million in 2003, although only $2.5 million was actually recorded in our financial results for last year, to $2 million in the fourth quarter of 2004.  As we discussed in previous releases, the Division’s largest customer informed us early in the first quarter of 2004 that it would be reducing its orders for the next several quarters while it adjusted an inventory overstock situation.  Additionally, we discontinued several contract manufacturing projects at the end of 2003, plus one project in May of this year because they were not consistent with our business model or product focus.  While discontinuing those projects resulted in reduced sales compared to last year, it has opened manufacturing floor space that will be used for the launch of the Myopore Rx™ Steroid epicardial lead and FasTac Flex™ delivery tool.

For 2004, sales at the Leads Division totaled $8.5 million, a 19 percent decline over the $10.5 million in sales achieved in 2003.  Again, as I stated before, only $2.5 million of the 2003 sales were included in our consolidated financial statements.

Fourth quarter gross margins on a consolidated basis were 36.4 percent, compared to 37.4 percent a year ago, while for the year 2004, gross margins were 37.9 percent, compared to 40.7 percent in 2003, when only the last quarter at the Leads operation was included in our results.

Gross Margins for the Delivery Systems division were 44.0 percent for the quarter, compared to 42.9 percent a year ago.  And for the year, gross margins on Delivery Systems products totaled 44.9 percent, a substantial improvement from 42.5 percent in 2003.  The improved margins were the result of internal initiatives aimed at improving yields, as well as from the efficiencies of higher levels of production.

At our Leads Division, gross margins decreased to 13.6 percent for the quarter, and 20.6 percent year-to-date.  This outcome is attributable to the low level of sales in the quarter and for the year, which caused a good portion of overhead to go unallocated to production and resulting in the underutilization of production staff.

In 2003, we spent $2 million on R&D, or 10.1 percent of sales.  In the fourth quarter, and for all of 2004, research and development expenditures were $1.4 million, and $4.7 million, and as of percent of sales were 18.3 percent and 16.0 percent respectively.

A good portion of this substantial increase is related to our efforts to gain FDA marketing clearance for the Myopore Rx Steroid Epicardial lead, and development work on the FasTac Flex delivery tool, as well as completing the work necessary to file our submissions for European approval.  At the Delivery Systems division, substantial R&D dollars were dedicated towards the steerable introducer technology, both as it applies to partnerships with other companies’ therapeutic products and in bringing in our own proprietary product to the FDA for marketing clearance.  Because we are continuing to work with the FDA to accommodate their request for additional information related to the Myopore Rx, we expect first quarter 2005 research and development expenditures to equal or exceed the fourth quarter of last year.

Selling, general, and administrative expenses were 17.7 percent of sales for the quarter, and 18.4 percent for the year.  We continue to experience larger than expected legal, accounting, and consulting fees as we work towards compliance with the Section 404 internal control requirements of the Sarbanes-Oxley Act, which we need to comply with by the end of 2005.  Much of that work is underway.  We also incurred costs related to our corporate integration and name change activities during 2004, which impacted these costs by almost 1 percent of sales.

As sales increase, we will see a decrease in the percentage of dollars spent on administrative expenses.  However, the ever-increasing compliance requirements for publicly traded companies will not likely allow us to decrease the actual spending in this area.

In the second quarter of 2004, we elected to write down our investment in safety needle technology and equipment by $2.8 million. On an after tax basis, the write down reduced our net income by $1.9 million.  As a result, we lost $1.3 million, or $0.22 per share, during 2004.  Eliminating that one-time charge would’ve have resulted in net income for the year of approximately $600,000, or $0.10 per share in a year that was extremely challenging with the reduced sales and high research and development expenses at our recently acquired Lead Technologies operation.  We have provided a reconciliation schedule from this non-GAAP accounting analysis to GAAP accounting, at the end of this script, which is filed on an 8-K today with the SEC.

At the end of 2004, we had $882,000 borrowed on our $3 million line of credit.  We also had $363,000 of cash, which we have not been able to apply to the line as of December 31, which if applied, the line of credit would have resulted in net borrowings of just over $500,000 at the end of the year.  During the year, we paid down $1 million on our long-term debt, pursuant to our five year payment schedule.  Our inventory levels increased during the year as we moved to a new distribution strategy of maintaining higher levels of finished goods for our customers.  While this strategy has the short-term impact of increasing our inventories, it significantly simplifies the process our customers go through when they order our products.  We expect to bring inventory balances in line with more historical levels over the next few quarters as we achieve higher levels of sales.

As previously discussed, we have one final contingent payment to Biomec, Inc. related to the acquisition of BCI in October 2003.  That payment is equivalent to the increase in sales of proprietary products in 2004 at the Lead Technologies operation compared to 2003.  The actual increase was $489,000, and we have recorded this amount as a liability due March 31, 2005.  Of this amount, 20 percent will be paid in cash, and the remainder in stock using a pre-agreed upon stock price of $11.56, which computes to approximately 33,800 shares.

During 2004, we maintained a divisional structure with our Delivery Systems and Lead Technologies operations, primarily to not inhibit the opportunity for the Lead Technologies division to achieve the earn-out discussed above.  Effective January 1, 2005, that structure has been eliminated and we began functioning as one company with a common organizational structure.  To that end, Mark Kraus assumed the position of Senior Vice President and Chief Technology Officer, and Jim Mellor, as Senior Vice President of Sales and Marketing.  We are in a search for a Chief Operations Officer to round out our senior management team.

Mark Kraus and Jim Mellor have joined me today in their new respective positions of leading R&D and sales and marketing, and I’ve asked Jim to enlighten us on the key markets we are pursuing with our product development activities, as well as updating you on the regulatory situation with the Myopore Rx. Mark will then highlight the key development projects we have underway. Jim.

Jim Mellor:

Thanks, Jim.  Good afternoon everyone.  As you know, the sales of our current epicardial leads as well as the pending steroid epicardial leads are benefiting from the strong growth in the CRT market.  The energy savings benefit associated with our steroid leads should further enhance our position in this market.  Additionally, with reimbursement anticipated soon for an expanded pool of heart failure patients, the CRT market should continue to exhibit growth in the 20-plus percentage range in 2005.

In addition to the overall CRT market growth, we should also begin to benefit from clinical publications that are beginning to investigate reasons why some patients don’t respond well to cardiac resynchronization therapy.  We postulate that one of the key reasons for non-response to CRT is suboptimal left ventricular lead placement due to the limitations of the coronary venous system.  Enpath will be sponsoring one of a number of clinical studies that will compare CRT response from coronary sinus-placed leads versus epicardial placed leads.  We believe this data, together with improvements in minimally invasive surgical techniques, will drive the growth of the epicardial leads segment even higher than the overall CRT market growth rate.

In regard to the U.S. regulatory approval of the Myopore Rx steroid Epicardial leads, the FDA has notified us that they have scheduled a meeting for March 7, to determine if they now have sufficient information from us to move forward on the regulatory path determination.  The results of this meeting should give Enpath a better indication of submission steps going forward, as well as a better feel for the timing of the approval cycle.  We continue to dialogue with our notified body in Europe on our steroid epicardial CE submission, and we have not received a firm commitment there.  However, we still anticipate a first quarter release.

In our strategic planning process during the close of last year, we determined that our proprietary advanced delivery catheters would be targeted initially at the atrial fibrillation (“AF”) ablation and carotid stenting markets.  Our delivery catheters will serve as transseptal steerable sheaths to facilitate the placement of ablation catheters in the treatment of AF.  In addition, the second steerable sheath iteration will be an important component of a carotid artery stenting system.

The AF ablation market has been served primarily by off label ablation catheters for some time, while the carotid stent market has just begin to ramp up in the U.S. due to the FDA clearance of the Guidant system last summer.  Both of these market opportunities together represent a potential of $25 million for our steerable sheath systems going forward.

We are in final negotiations with the three EP catheter market leaders for an exclusive arrangement to distribute our transseptal steerable sheath.  We are currently working with key clinicians to optimize the sheath configuration for the carotid stent application.

Lastly, we believe the high growth neuromodulation market represents perhaps our most significant long-term opportunity, and we are currently developing proprietary and contract stimulation leads for spinal cord stimulation, deep brain stimulation, and gastric stimulation.  Thank you.  Mark.

Mark Kraus:

Thanks, Jim.  While the primary effort related to the steroid lead has been regulatory in nature, we have completed the remaining development and manufacturing readiness items for this product.  We will be ready to ship product almost immediately once we receive either FDA or CE market clearance notification.

Additionally, we have been diligently working on completion of FasTac Flex steerable epicardial lead introducer system, and our steerable delivery sheaths.  During the fourth quarter, we took the opportunity to implement some design changes in the FasTac Flex device.  While these design changes have caused a slight delay in the launch of this product, they will give us much greater assurance that the device will be efficiently manufactured and highly reliable.  The feedback from the clinical community on this device continues to be very favorable.  The FasTac Flex device will be launched in the U.S. in May, with CE submissions and approval anticipated before the end of the third quarter.

In mid-December, we finished the development work necessary to submit for our 510(k) market clearance approval on a full range of steerable delivery sheaths for a wide range of clinical applications.  Based on our early conversations with the FDA regarding this product, we are confident that we will receive market clearance around the beginning of the second quarter of this year.  The initial release of this product will commence upon receipt of the FDA clearance, and full market release of an ergonomically designed handle will occur in the third quarter.  Also, during the fourth quarter of 2004, we continued working on steerable catheters for our partner companies.  One of the partner companies began their primary product clinical study using our device in Europe, and two additional companies are anticipating that they will begin their clinical studies sometime in the second quarter.  While the catheters being developed for our partner companies are designed to work with their specific primary interventional product, our 510(k) market clearance submission will cover each of their catheter configurations.

We currently have a total of 16 technical individuals who are dedicated to completing our internal proprietary product development, as well as those projects associated with our partner companies.  With our considerable expertise in the development of specialized leads and delivery systems, we are continuously introduced to opportunities to develop these types of product for innovative new interventional and stimulation procedures.

To assure that we meet our future growth goals, a number of these partner company opportunities are highly desirable for us to pursue.  As such, we are currently expanding our engineering group so that we can take full advantage of these opportunities.  Jim.

Jim Hartman:

Thanks, Mark.  As stated in our press release today, and as Jim has outlined for you, we are still uncertain as to the timetable for gaining FDA marketing clearance for the Myopore Rx.  While we are hopeful the timetable is short, it is possible this process could go into the second half of 2005 or longer if the FDA requests even more extensive data.  As a result, we believe it is prudent to modify our earlier revenue guidance to reflect the possibility of a longer delay than anticipated in our earlier estimate.  Therefore, if we are unable to launch in the U.S. until the third quarter of 2005, we believe an estimated revenue range of $32.5 to $34 million, and an earnings range of 25 to 35 cents per fully diluted share are attainable.

We also disclosed that one of our original partners for distributing the product has notified us that they intend to terminate their supply agreement unless approval is received in the next several weeks.  Although they plan to continue to buy our current epicardial lead for the foreseeable future, we do not anticipate the loss of this distribution partner for the Myopore Rx to have a material impact on 2005 revenue.

We expect sales in the first quarter of 2005 to fall in the $6.5 to $7 million range, approximately $1 million less than in the fourth quarter of 2004, due to order patterns of two key customers.  Because of the reduced first quarter sales and the substantial costs associated with responding to the FDA, we will have a net loss in the first quarter of 2005.

While the timetable for FDA clearance of our steroid lead is uncertain, two of our three partners, including the most significant partner, are committed to stay the course.  While the delays and the costs of responding to those delays will compromise our first half year results, we are optimistic that the second half of the year with the anticipated steroid lead launch, the FasTac Flex launch, and the market introduction of our steerable introducer product line, as both a standalone product as well as a part of our partners’ product introductions, will initiate the start of a period of rapid revenue and earnings growth.

The recent completion of our four-year strategic plan has clearly focused our resources on market opportunities that should drive our growth for the years ahead.  As employees of Enpath Medical, we are proud to be in the business of developing medical products that improve the quality of patient care. It is noble work. Our highly dedicated and motivated group of employees is committed to building a very special and a very successful organization.

Thank you for listening today. Mark, Jim, and I will be happy to answer any of the questions you may have.

Operator:

Thank you, sir.  Ladies and gentlemen, at this time we will begin the question and answer session.  If you have a question, please press the star, followed by the one on your pushbutton phone.  If you’d like to decline from the polling process, please press the star, followed by the two.  You will hear a three-tone prompt acknowledging your selection, and your questions will be polled in the order they are received.  If you are using speaker equipment, you will need to lift the handset before pressing the numbers.  One moment for our first question.

Our first question comes from Dennis Nielsen with Feltl and Company. Please go ahead.

Dennis Nielsen:	Hi, Jim.

Jim Hartman:	Hi, Dennis.

Dennis Nielsen:	Just a couple of questions. On the R&D expenditures this year, would you anticipate that they will be flat to up in absolute terms or do you think they will be up more than modestly?

Jim Hartman:	I think Mark can answer that question, but my recollection from the budget is that they will be up modestly over the number in 2004. Does that sound right?

Mark Kraus:	Yes. That’s appropriate.

Dennis Nielsen:	Okay. Even though you’ll intend to add some engineering help there?

Jim Hartman:

Well, engineering, but we would hope that some of the very significant expenses we had getting the data, the animal studies for the Myopore lead, we hopefully won’t be doing any more of that; although, we are going to have some fairly heavy expenditures here in the first quarter getting the data together that we’ve resubmitted to the FDA.

Dennis Nielsen:

All right.  How about on gross margin?  What do you think is going to happen there?  I know you had a nice improvement on the introducer side of the business this year.  Do you have room to improve that further, and are you going to see a pickup, do you think, on the Leads division?

Jim Hartman:	I believe we will see some pickup in the Leads division based on increased volume. My experience tells me that launching new products, we always incur some ramp up expenditures that take place when we launch new products, and we’re going to be launching in the second half of the year quite a few of them, which I think will - it certainly has the potential to put some downward pressure on margins as we get those products out the door.  The products are all expected to be high margin products, at least in our definition when they are up and running at an efficient level.  But as we know, over the years with the various product launches have, we always - as we learn the processes and get people trained, we create scrap and we’re not nearly as efficient as we’d like to be.  So overall, I would say that margins for the year should get a bit better, but I don’t think they’ll get a lot better this year versus last year.

Dennis Nielsen:

Okay.  Then one last question.  You’ve had a declining proportion of your business to Medtronic over the last two years, ‘02 and ‘03.  Do you know what proportion of your business was with them here this year?

Jim Hartman:

Actually, I think it was in the - I looked at the first draft of the 10-K, and I think it was either high - right around high 30 percent range or maybe 40, but something around 38, 39 percent of the total is kind of my recollection.  I don’t have the number right here in front of me, but it was somewhere right around 40 percent, plus or minus a couple of points.

Dennis Nielsen:	All right. Thank you very much.

Operator:	Thank you. And our next question comes from Don Littlewood with Littlewood Burk and Company. Please go ahead.

Don Littlewood:	The first question has to do with safety needle. I assume that product is dead at this point.

Jim Hartman:

No.  It’s still breathing.  We have several customers for it.  Some of them are continuing to order on a regular basis.  The volume that we were generating didn’t justify in excess of $3 million asset on our books, which is why we took the path we did of writing it down to something more realistic with the expected revenue over the next couple of years.  But we are still putting them in Medtronic procedural kits.  We still have a customer selling them individual packaged.  We are selling them for esophageal procedures.  But again, the volume is at nowhere near the level that we had anticipated when we first launched into that particular market.

Don Littlewood:	Okay. The FlowGuard product, can you expand a little bit on the acceptance of this in the marketplace, and what you expect revenues to be, say this year, from that product?

Jim Hartman:

I don’t have any revenue numbers to share with you.  I can tell you that the revenue numbers in - or the acceptance in the dialysis market - has been very high, and we’re actually going to have a physician do a presentation at an upcoming show touting the product as kind of a standard of care product for dialysis procedures, so we’re excited about that.  Several of our customers are putting it into their procedural kit, which is an important step to grow that business.  But I would also tell you that in the pacing market, the acceptance has been slower than we had anticipated, and we would - we’re going to work with Medtronic to come up with some promotional activities to get salespeople to work with us to get that product more front of mind with physicians.  Mark, do you want to add anything to that?

Mark Kraus:

Just that we made a slight design change to it to alter the way the valve moves, and essentially fix it in place.  A couple of other CRM companies are also now going to evaluate that product in that configuration.  So having more people in the CRM market putting it out in the market certainly will help generate enthusiasm for the product.

Don Littlewood:	Good. Thank you very much.

Operator:

Thank you.  Ladies and gentlemen, if you have an additional question, please press the star, followed by the one, and if you are using speaker equipment, you will need to lift the handset before pressing the numbers.  One moment for our first question.  Our next question comes from Patrick Donohue with Northland Securities.  Please go ahead.

Patrick Donohue:	Good afternoon, gentleman.

Jim Hartman:	Hi, Patrick.

Patrick Donohue:

I had a question for you.  Can you comment at all on the paperwork that was resubmitted to the FDA?  What did that contain and if they did come back to you - I hate to even ask this question - but if they did come back -

Jim Hartman:	Do you want to ask another one?

Patrick Donohue:

Well, I mean, I think you know what I’m going to say.  If they do come back, I mean, where could you see them saying, “Well, we’re just not comfortable with the documentation thus far and we want you to take the next steps”?  Maybe you can just give us a big picture on the second part.  But I was curious on what was actually submitted to the FDA, if you could comment on that.

Jim Hartman:	Yeah, I think in general we can share the kinds of information they asked for retrospective.

Jim Mellor:	Our initial strategy with the FDA - Hi, this is Jim Mellor, Patrick.

Patrick Donohue:	Hi, Jim.

Jim Mellor:

Was to submit a PMA from one of our original partners, and then follow that up with PMA supplements.  Their whole evaluation up until about a month ago had been on that one PMA and the data that was submitted with that.

Patrick Donohue:	Which was all animal.

Jim Mellor:	Animal data. Precisely.

Patrick Donohue:	And the retrospective is human data?

Jim Mellor:

No.  We haven’t supplied retrospective data.  They haven’t asked for it yet and that’s a possibility and we could respond to that.  But the other thing that we did when we visited them in January, we presented the animal data from the other two animal studies - from what would be the PMA supplements.  And so we were able to provide more animals and more statistical power in that combined data.  And so, that helped strengthen our case somewhat with them because each animal study, although it followed their protocol, you can only do a certain number of animals in each study.  So that was the new data primarily.  And then the other piece of the information was they were looking for our proposal on the clinical section of the instructions for use as far as what we would provide in that section.  And that was something else that we put together and supplied to them in early February.

Patrick Donohue:

Okay.  Going back in January, what you had provided them, why didn’t you give them all of this information immediately?  Do you follow my line of thinking?  In terms of - because they had to come back and ask you for, you know, some more statistics, basically.  Why didn’t you elect to barrage them with everything right away in January?

Jim Mellor:

We were meeting their request.  Their request was to submit one PMA with one partner’s data, and then supplement that once there was approval from that PMA.  So we complied with their strategy and as you may or may not know, they sometimes second-guess themselves on those things.

Patrick Donohue:	Yes. Okay. And the March 7 meeting, will you be actively participating in that or is that just the date they’re going to put their heads together?

Jim Mellor:	That’s the date they’re putting their heads together and we are not participants.

Patrick Donohue:	Okay. All right. That’s all I have. Thank you.

Jim Mellor:	Thank you.

Operator:	Thank you. And our next question comes from Tom McGuire, who is a private investor. Please go ahead.

Tom McGuire:	Hi, guys.

Jim Hartman:	Hi, Tom.

Tom McGuire:

If you had to postulate, why do you think one of your partners chose or will choose to break the supply agreement if the Myopore Rx isn’t approved in the next several weeks?  What’s the reasoning there?

Jim Mellor:	Well, we asked them that, naturally. We were disappointed. And they wouldn’t comment.

Tom McGuire:	Is there something else that they could be working on?

Jim Hartman:

I would presume that they’re working on something else; although, they did get back to us on the current lead that they order from us, and they are not dropping the volume on that lead, at least throughout the course of this year.  So it wouldn’t be anything coming out this year.

Tom McGuire:	So it could be something they’re working on for next year or something?

Jim Mellor:	Yes.

Jim Hartman:

The other point of that, just from looking at it from our side, they did have an out date right now, and I think they have their - the options are probably still open to them.  They haven’t - if something occurs here, so we’re happy to begin a dialogue with them again if that turns out to be the case.

Tom McGuire:	Okay. So it’s kind of like safety needles. It’s still breathing, it’s just -

Jim Hartman:	Yeah. I think that’s right.

Tom McGuire:

Okay.  Okay.  One question I have is, you know, what intrigues me with your story is you got this plethora of new products that are on the verge of hitting the market, and you got a small share base, and your margins are really depressed and these new products carry, you know, good margins that - and when you go around, Jim Hartman, and you kind of show the model to investors, you know, the model is at 22, 23 percent operating margin.  Sometime in the future, and I’m wondering how far in the future - is it ‘06?  Is it ‘07?  When do you think we can get back?  I don’t even know if 22, 23 percent is still a doable operating margin with all the, you know, the new regulations that you have to do the 404, all that stuff.  But just comment:  how far away are we from attaining a model that you guys put out in your investor presentations?

Jim Hartman:	Well, you know, that’s - we don’t give guidance out that far, and we don’t do - obviously we build some internal models. We’re not going to get there in ‘05, clearly with delay in the launch.  I think we’ll certainly begin moving in that direction if we can get all of these products out the door in the second half of this year, and we begin to build in some of our efficiencies.

One of the things that we intend to do next year, and sometime in the first half of the year, is to consolidate our operations into one facility, which will allow us to realize some additional efficiencies and eliminate some duplication of activities.  So that’s a step that I think will also be helpful to us in moving forward.  I think we’ll make good steps in that direction in ‘06, and you know, I’d have to say ‘07 or ‘08 would be a target for us to get out to that number that you’re talking about.  I don’t think we can get there - I know we won’t get there this year.

I think we can bridge a lot of it in ‘06 and maybe shoot for ‘07, ‘08 to get into that framework.  And a lot of it will depend upon how successful these product launches are and what kind of revenue we generate.  Obviously more sales allow you to utilize your overhead more efficiently, and give you a lot better chance to drop better margins to the bottom line, which we’ve experienced the reverse of this year.  We had lower sales, and as a result, we have a lot of unutilized capacity, and that just flops right straight down to cost of sales every month.

Tom McGuire:	So I guess what I’m hearing is ‘06 will make us believers that that margin’s attainable in, you know -

Jim Hartman:	That’s a good way to put it. It hopefully will make us all believers.

Tom McGuire:	Okay. Well, good luck and thank you very much.

Jim Hartman:	Thank you.

Operator:	Thank you. Our next question comes from Brian Brunell with Prairie Research Group. Please go ahead.

Brian Brunell:

Thank you.  I’ve got a bunch of questions on the Myopore, which I’ll probably miss most of them, but I think we all have these issues.  The first thing, you talk about the growth in the market, when in fact your company isn’t showing any and your biggest customer isn’t buying any more than they did last year.  You know, the first direct question is, you haven’t stated what the large customer intends to do in ‘05.  Have they given you any feedback or are they still out a couple of quarters?

Jim Hartman:	You’re talking about for the accessory products?

Brian Brunell:	Yes.

Jim Hartman:

Well, at this juncture, they’ve given us a forecast, I believe, for ‘05.  It doesn’t show a great deal of increase over the numbers in ‘04, but I don’t think it goes down, either.  I think it’s kind of a stable number right now.  And, you know, what we’ve learned over the last year is that these are products that they don’t keep very good track of, so I think any forecast they give us has certainly the potential for volatility as we go along.  And I’d hope that most of volatility would be on the upside.  But right now, the forecast looks consistent with where ‘04 ended up.

Brian Brunell:	And not a lot of significant growth in spite of the fact that you claim the CRT market is growing?

Jim Hartman:

Well, the CRT market is different.  Our sale of leads in 2004 grew over 2003.  The decline was in these accessory products that we package and stick on the shelf here for St. Jude Medical.  And so those are the products that we have - that have experienced a downturn in sales in ‘04 versus ‘03, and we would hope that they would start picking up during the course of ‘05 again.  But those are not proprietary products.  They’re not epicardial leads or adapters.

Brian Brunell:	Okay. Mark indicated that you had inventory in the epicardial lead, the Myopore Rx ready to go. A significant amount? Can you put a dollar figure on how much of that you’re carrying right now?

Mark Kraus:

We can’t really put a dollar figure on it, but it’s enough to get the initial orders, initial launch for these customers out the door once we have approval.  So we’re not trying to get too far in front of us because it does have dating.  Once you sterilize it, the clock starts ticking.

Brian Brunell:	Which was my follow-up question. What kind of dating do you have on that?

Mark Kraus:	It’s a two year shelf life.

Jim Hartman:

Yeah, it depends on the manufacturer.  Three and two years, and it really starts from the point of placing the steroid into the lead, and so we’ve built up what we can, which wouldn’t be affected by any kind of dating.

Brian Brunell:	Okay. So it’s different than a stent, which is quite limited in terms of three and six months?

Jim Mellor:	Yeah.

Brian Brunell:	You identified doing a study to identify CRT therapy failures and whether or not your product would improve that. What kind of experience do you have in doing that kind of a study?

Jim Mellor:

Well, we’re not actually conducting the study.  We’re supporting a study that is going on at one of the major centers in the United States that actually has a heart failure clinic.  They were interested in looking at this and actually approached us to fund it.

Brian Brunell:	Okay. So you’re just writing the check and the study is currently running?

Jim Mellor:	It will be starting up within the next few weeks.

Brian Brunell:	Using your product?

Jim Mellor:	Yes.

Brian Brunell:	And not the Rx?

Jim Mellor:	No. Well, we can’t use it, yet.

Brian Brunell:	Yeah. Yeah. Okay. I’ll end it there. Good luck to you.

Jim Hartman:	Okay. Thanks, Brian.

Operator:

Thank you.  Ladies and gentlemen, if you have an additional question, please press the star, followed by the one, and if you are using speaker equipment, you will need to lift the handset before pressing the numbers.  And at this time, I show no further questions.  I’d like to turn the conference back over for any concluding comments.

Jim Hartman:	Thank you all very much for participating. If you have any further questions once you’ve looked through the press release, et cetera, don’t be afraid to call us. Thank you.

Operator:

Thank you.  Ladies and gentlemen, this concludes the Enpath fourth quarter and 2004 financial results teleconference.  If you would like to listen to the replay of today’s conference, you may dial 303-590-3000, or 1-800-405-2236, and you will need to enter the access code of 11023921, followed by the pound sign.  Once again, thank you for participating in today’s conference.  At this time, you may now disconnect.

END